200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY ANNOUNCES EFFECTIVENESS OF REVERSE STOCK SPLIT
1 FOR 4.5 SPLIT EFFECTIVE OCTOBER 1, 2009

Ft. Lauderdale, FL, September 30, 2009 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced that, as previously reported, the 1 for 4.5 reverse stock split of its common stock will be effective with respect to stockholders of record as of the close of business today and will trade on a post-split basis beginning tomorrow, October 1, 2009, when the market opens.

The Company’s common stock will trade on the Nasdaq Capital Market under the symbol “FUELD” for 20 trading days beginning October 1, 2009, to designate that it is trading on a post-split basis, and will resume trading under the symbol “FUEL” after the 20 day period has ended.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented, “We have just reported further improvements in our operating performance and a dramatic improvement of our financial condition as a result of our $40 million recapitalization.  Accordingly, we believe that the reverse stock split is well timed to bring our story to a new and broader group of potential investors, whose interest and support can help us achieve a greater presence in the investment community generally.”

The Company’s transfer agent, American Stock Transfer & Trust Company, will send instructions to shareholders regarding the exchange of certificates for common stock.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2009.